FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-207361-08

The information in this supplement is not complete and may be changed. This supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

The preliminary prospectus to which this is a supplement, dated March 22, 2018, may be amended or completed prior to time of sale.

SUPPLEMENT
(To Preliminary Prospectus Dated March 22, 2018)

$826,613,000 (Approximate)

CSAIL 2018-CX11 Commercial Mortgage Trust

(Central Index Key Number 0001732963)

as Issuing Entity

Credit Suisse Commercial Mortgage Securities Corp.

(Central Index Key Number 0001654060)

as Depositor

Column Financial, Inc.

(Central Index Key Number 0001628601)

Natixis Real Estate Capital LLC

(Central Index Key Number 0001542256)

Argentic Real Estate Finance LLC

(Central Index Key Number 0001624053)

Barclays Bank PLC

(Central Index Key Number 0000312070)

BSPRT Finance, LLC

(Central Index Key Number 0001722518)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2018-CX11

This is a supplement (“Supplement”) to the prospectus dated March 22, 2018 (the “Preliminary Prospectus”). Capitalized terms used in this supplement but not defined herein have the meanings given to them in the Preliminary Prospectus.

Structural Update

A. Offered Class A-4 and Class A-5 Certificates

1.	The Initial Certificate Balance of the Class A-4 Certificates will be decreased to $158,100,000.
2.	The Initial Certificate Balance of the Class A-5 Certificates will be increased to $329,412,000.
3.	With respect to the “Offered Certificates”, the relevant portion of the table set forth in “Summary of the Certificates” on page 3 of the Preliminary Prospectus relating to Class A-4 and Class A-5 is deleted and replaced with the following:
Class	Approx. Initial Certificate Balance or Notional Amount(1)	Approx. Initial Credit Support(2)	Pass-Through Rate Description	Assumed Final Distribution Date(3)	Initial Approx. Pass-Through Rate	Weighted Average Life (Yrs.)(4)	Expected Principal Window(4)
Offered Certificates
A-4	$ 158,100,000	30.000%	(5)	November 2027%		9.32	105 – 115
A-5	$ 329,412,000	30.000%	(5)	March 2028%		9.70	115 – 119

Credit Suisse	Barclays	Natixis
Co-Lead Manager and Joint Bookrunner	Co-Lead Manager and Joint Bookrunner	Co-Lead Manager and Joint Bookrunner

The date of this Supplement is March 29, 2018

  The tables with respect to the Class A-4 and Class A-5 Certificates set forth in “Yield and Maturity Considerations—Weighted Average Life” on page 471 of the Preliminary Prospectus are deleted and replaced in their entirety with the following:

Percentages of the Initial Certificate Balance of
the Class A-4 Certificates at the Specified CPYs:

	Prepayment Assumption
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
April 2019	100	100	100	100	100
April 2020	100	100	100	100	100
April 2021	100	100	100	100	100
April 2022	100	100	100	100	100
April 2023	100	100	100	100	100
April 2024	100	100	100	100	100
April 2025	100	100	100	100	100
April 2026	100	100	100	100	100
April 2027	87	87	86	86	82
April 2028 and thereafter	0	0	0	0	0
Weighted Average Life (in years)(1)	9.32	9.28	9.25	9.22	9.05

(1)	The weighted average life of the Class A-4 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-4 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the certificate balance of the Class A-4 certificates.

Percentages of the Initial Certificate Balance of
the Class A-5 Certificates at the Specified CPYs:

	Prepayment Assumption
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
April 2019	100	100	100	100	100
April 2020	100	100	100	100	100
April 2021	100	100	100	100	100
April 2022	100	100	100	100	100
April 2023	100	100	100	100	100
April 2024	100	100	100	100	100
April 2025	100	100	100	100	100
April 2026	100	100	100	100	100
April 2027	100	100	100	100	100
April 2028 and thereafter	0	0	0	0	0
Weighted Average Life (in years)(1)	9.70	9.69	9.66	9.62	9.38

(1)	The weighted average life of the Class A-5 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-5 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the certificate balance of the Class A-5 certificates.

B. Credit Risk Retention

1.	The relevant portion of the table titled “Range of Fair Value” set forth on page 297 of the Preliminary Prospectus relating to Class A-4, Class A-5 and Class X-A is deleted and replaced with the following:

2

Class of Certificates	Low Estimate of Fair Value (Based on High Estimate of Discount Yield)	Base Case Fair Value	High Estimate of Fair Value (Based on Low Estimate of Discount Yield)
Class A-4	$159,679,934	$159,679,957	$159,680,450
Class A-5	$339,291,853	$339,292,089	$339,292,891
Class X-A	$33,690,889	$47,590,237	$61,807,442

2.	The final sentence of the section “Credit Risk Retention—Calculation of Estimated Fair Value” on page 297 of the Preliminary Prospectus is revised to reflect that the estimated range of fair value for all the Certificates is approximately $957,307,770 to $993,295,845.